Exhibit 5.1

JACKSON WALKER L.L.P

ATTORNEYS & COUNSELORS

June 14, 2007

Abraxas Petroleum Corporation

500 North Loop 1604 East, Suite 100

San Antonio, Texas 78232

Re:	Registration Statement on Form S-3 for the registration of 7,049,617
Shares of Abraxas Petroleum Corporation Common Stock

Ladies and Gentlemen:

We have acted as counsel to Abraxas Petroleum Corporation, a Nevada corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale of an aggregate of 7,049,617 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company, of which 5,874,678 shares are currently issued and outstanding (the “Outstanding Shares”) and 1,174,939 shares (the “Warrant Shares”) are issuable upon exercise of certain Warrants dated May 25, 2007 (the “Warrants”).

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, by such parties, and the execution and delivery by such parties of such documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We have examined and are familiar with originals or copies, the authenticity of which have been established to our satisfaction, of all such documents, corporate records, certificates of officers of the Company and public officials, and other instruments as we have deemed necessary to express the opinions hereinafter set forth. In expressing our opinions herein, we express no opinion as to compliance with federal and state securities laws.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Outstanding Shares have been duly authorized and legally issued and constitute fully paid and nonassessable shares of Common Stock of the Company and that the Warrant Shares have been duly authorized and, upon exercise of the Warrants in accordance with their terms, will be legally issued and will constitute fully paid and nonassessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under

112 East Pecan Street

Suite 2400 • San Antonio, Texas 78205 • (210) 978-7700 • fax (210) 978-7790

4776196v.6 128655/00003

Abraxas Petroleum Corporation

June 14, 2007

Section 7 of the Securities Act, the general rules and regulations of the Commission promulgated thereunder or any similar provision of any state securities laws or regulations.

Very truly yours,

/s/ Jackson Walker L.L.P.

SJ/PBT